UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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S.Y. Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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S.Y. Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206
502.582.2571

March 23, 2012

Dear Shareholder:

We invite you to attend the 2012 Annual Meeting of Shareholders of S.Y. Bancorp, Inc., to be held at 10:00 a.m., Eastern Time, on Wednesday, April 25, 2012, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40207. There is a map on the back cover for your reference.

The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which we will also review S.Y. Bancorp’s business and operations. Only shareholders of record on the record date for the meeting and their proxies are entitled to vote at the Annual Meeting.

We hope you will attend the meeting.  Your vote is important.  Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting.

Sincerely yours,

/s/ David P. Heintzman

David P. Heintzman
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 25, 2012: The notice and proxy statement and annual report are available at http://irinfo.com/sybt/sybt.html.

S.Y. Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

NOTICE OF THE
2012 ANNUAL MEETING OF SHAREHOLDERS

March 23, 2012

To our Shareholders:

The Annual Meeting of Shareholders of S.Y. Bancorp, Inc., a Kentucky corporation, will be held on Wednesday, April 25, 2012 at 10:00 a.m., Eastern Time, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40207 for the following purposes:

(1)          To approve the action of the Board of Directors fixing the number of directors at twelve;

(2)          To elect eleven directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

(3)          To ratify the selection of KPMG LLP as the independent registered public accounting firm for S.Y. Bancorp, Inc. for the year ending December 31, 2012;

(4)          To approve a non-binding resolution to approve the compensation of S.Y. Bancorp’s named executive officers; and

(5)          To transact such other business as may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on March 2, 2012.

If your schedule permits, I hope you will join me at the meeting.  Please, however, sign and return the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person.  Your vote is important.  The Board of Directors of S.Y. Bancorp appreciates the cooperation of shareholders in directing proxies to vote at the meeting.

By Order of the Board of Directors

/s/ David P. Heintzman

David P. Heintzman
Chairman and Chief Executive Officer

WE URGE SHAREHOLDERS TO MARK, SIGN AND RETURN
PROMPTLY THE ACCOMPANYING PROXY CARD

S.Y. Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

General Information about the Annual Meeting

Why have I received these materials?

We are mailing this proxy statement and the accompanying proxy to shareholders on or about March 23, 2012.  The proxy is solicited by the Board of Directors of S.Y. Bancorp, Inc. (referred to throughout this Proxy Statement as “S.Y. Bancorp”, “the Company” or “we” or “our”) in connection with our Annual Meeting of Shareholders that will take place on Wednesday, April 25, 2012.  We invite you to attend the Annual Meeting and request you to vote on the proposals described in this Proxy Statement.

What am I voting on?

•                  Approving the action of the Board of Directors fixing the number of directors at twelve;

•                  Electing eleven directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected;

•                  Ratifying the selection of KPMG LLP as the independent registered public accounting firm for S.Y. Bancorp, Inc. for the year ending December 31, 2012; and

•                  Approving a non-binding resolution to approve the compensation of the Company’s named executive officers.

Where can I find more information about these voting matters?

•                  Information about nominees for election or reelection is contained in ITEM 1 and ITEM 2.

•                  Information about the ratification of the selection of KPMG LLP as the independent registered public accounting firm is contained in ITEM 3.

•                  Information about the resolution to approve the compensation of S.Y. Bancorp’s named executive officers is contained in ITEM 4.

What is the relationship of S.Y. Bancorp and Stock Yards Bank & Trust Company?

S.Y. Bancorp is the holding company for Stock Yards Bank & Trust Company (referred to throughout this Proxy Statement as “the Bank”).  S.Y. Bancorp owns 100% of Stock Yards Bank & Trust Company.  Because S.Y. Bancorp has no operations of its own, its business and that of Stock Yards Bank & Trust Company are essentially the same.

Who is entitled to vote at the Annual Meeting?

Holders of record of common stock (“Common Stock”) of S.Y. Bancorp as of the close of business on March 2, 2012 will be entitled to vote at the Annual Meeting.  On March 2, 2012, there were 13,867,225 shares of Common Stock outstanding and entitled to one vote on all matters presented for vote at the Annual Meeting.

How do I vote my shares?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name in S.Y. Bancorp’s stock records maintained by our transfer agent, Registrar and Transfer Company), you may complete and sign the accompanying proxy card and return it to Registrar and Transfer Company or deliver it in person.  Shares will be voted as you instruct.  If you return your proxy card and do not mark your voting instructions on your signed card, David Heintzman and Ja Hillebrand as proxies named on the proxy card, will vote FOR fixing the number of directors at twelve, FOR the election of the eleven director nominees; FOR the ratification of the selection of KPMG LLP as the independent registered public accounting firm, and FOR the approval of the compensation of the named executive officers.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet. Beneficial owners who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds your shares and to follow the voting instructions on such form.

If you are a participant in the Stock Yards Bank & Trust Company 401(k) and Employee Stock Ownership Plan, are still employed by the Bank and have a Bank email address, you will receive an electronic version of the proxy card for the shares that you own through that savings plan.  If you are a participant no longer employed by the Bank or for another reason do not have a Bank email address, you will receive a paper version of the proxy card via postal mail. In either case, that proxy card will serve as a voting instruction card for the trustee of the plan. If you own shares through the plan and do not vote, the plan trustee will be instructed by the plan’s administrative committee to vote the plan shares in the same proportion as shares for which instructions were received under the plan.

Can I change my vote after I return my proxy card?

Yes.  After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation to the Secretary of S.Y. Bancorp or a replacement proxy bearing a later date.  Or you may attend the annual meeting, revoke your proxy and vote in person.  In each event, the later submitted vote will be recorded and the earlier vote revoked.  Your attendance at the Annual Meeting will not revoke your proxy unless you provide written notice of revocation.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have the discretionary authority to vote. This is called a “broker non-vote”. In these cases the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (NYSE) that govern brokers.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares on fixing the number of directors at twelve (Item 1) and the ratification of KPMG LLP (Item 3) even if the broker does not receive voting instructions from you. However your broker does not have discretionary authority to vote on the election of Directors (Item 2) or the approval of executive compensation (Item 4) without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of more than 50 percent of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business.  Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve each item?

The proposal to fix the number of directors at twelve will pass if votes cast for it exceed votes cast against it.

Directors will be elected by a plurality of the total votes cast at the Annual Meeting for the election of directors.  Assuming eleven directors are to be elected, a plurality means that the eleven nominees receiving the highest number of “FOR” votes will be deemed elected.

The selection of the independent registered public accounting firm will be ratified if the votes cast for it exceed the votes cast against it.

The approval of the compensation of our named executive officers disclosed in this proxy statement will pass if votes cast for it exceed votes cast against it.  Because this vote is advisory, it will not be binding upon Bancorp or the Board of Directors.

Any other item to be voted upon at the Annual Meeting will pass if votes cast for it exceed votes cast against it.

Who counts the votes?

Registrar and Transfer Company, our independent transfer agent, will count votes cast by proxy at the Annual Meeting.  Registrar and Transfer Company will certify the results of the voting and will also determine whether a quorum is present at the meeting. Any votes cast in person at the Annual Meeting will be included in the final voting tally.

How are abstentions and broker non-votes treated?

A shareholder entitled to vote for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors.  A shareholder may also abstain from voting on any or all other proposals.  Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast for or against any matter.  If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, we will treat these shares as present at the meeting for purposes of determining a quorum but the shares will not count as votes cast on the matter. Abstentions and broker non-votes will not affect the outcome of any matters to be voted on at the Annual Meeting.

What information do I need to attend the Annual Meeting?

We do not use tickets for admission to the Annual Meeting.  If you are voting in person, we may ask for photo identification.

How does the Board recommend that I vote my shares?

The Board recommends a vote FOR fixing the number of directors at twelve, FOR each of the nominees for Director set forth in this document, FOR the ratification of the selection of the independent registered public accounting firm, and FOR the approval of the compensation of the named executive officers.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of S.Y. Bancorp. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

S.Y. Bancorp will bear the cost of soliciting proxies in the form enclosed.  In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees.  We reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such Common Stock.

Is there any information that I should know about future annual meetings?

Any shareholder who intends to present a proposal at the 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”) must deliver the proposal to the Corporate Secretary at 1040 East Main Street, Louisville, Kentucky 40206 not later than November 23, 2012, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.  In addition, S.Y. Bancorp’s Bylaws impose certain advance notice requirements on a shareholder nominating a director or submitting a proposal to an Annual Meeting.  Such notice must be submitted to the secretary of S.Y. Bancorp no later than January 26, 2013.  The notice must contain information prescribed by the Bylaws, copies of which are available from the secretary.  These requirements apply even if the shareholder does not desire to have his or her nomination or proposal included in S.Y. Bancorp’s proxy statement.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board Leadership Structure

The S.Y. Bancorp’s Board of Directors represents shareholders’ interests in perpetuating a successful business including optimizing shareholder returns. The Directors are responsible for determining that the Company is managed to ensure this result. This is an active responsibility, and the Board monitors the effectiveness of policies and decisions including the execution of the Company’s business strategies. Strong corporate governance guidelines form the foundation for Board practices. As a part of this foundation, the Board believes that high ethical standards in all Company matters are essential to earning the confidence of investors, customers, employees and vendors. Accordingly, S.Y. Bancorp has established a framework that exercises appropriate measures of oversight at all levels of the Company and clearly communicates that the Board expects all actions be consistent with its fundamental principles of business ethics and other corporate governance guidelines.  The Company’s governance guidelines and other related matters are published on the Company website: www.syb.com under the Investor Relations tab.

The Board of Directors believes the most effective leadership structure for the Company is a combined Chairman and Chief Executive Officer position filled by Mr. Heintzman. He is the director most familiar with the business of the Company and the banking industry, and the Board believes that he is best suited to lead discussions on important issues affecting the Bank and Bancorp. Combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board and promotes development and implementation of corporate strategy. As the Board is committed to strong corporate governance and independent Board of Directors, the Board has designated a lead independent director. In addition to an independent lead director, three committees of the Board provide independent oversight of management — the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each is composed entirely of independent directors.

The Chair of the Nominating and Corporate Governance Committee acts in the role of lead director. The lead director presides at executive sessions of the Board which consist of non-management directors and are held at least four times annually. He has authority to call special meetings of the independent directors and committees of the Board, serves as liaison between the Chairman and board members and is available to discuss with any director concerns he or she may have regarding the Board, the Company or the management team. The lead independent director is responsible for providing advice and consultation to the Chairman and Chief Executive Officer and informing him of decisions reached and suggestions made during executive sessions of the Board of Directors. The lead director reviews and approves matters such as agendas for Board meetings and executive sessions, and information distributed to Board members.

Board Oversight of Risk Management

The Board of Directors has a significant role in the oversight of risk management. The Board receives information regarding risks facing the Company, their relative magnitude and management’s plans for mitigating these risks. Among risks facing the Company are credit, financial, operational, interest rate, liquidity, and regulatory risks. After assessment by management, reports are made to committees of the Board. Credit risk is addressed by the Loan Committee of the Bank. Oversight of the trust department is addressed by the Trust Committee of the Bank. Financial, operational and regulatory risks are addressed by the Audit Committee of Bancorp. Corporate governance matters are addressed by the Nominating and Corporate Governance Committee of Bancorp, and director and executive compensation matters are addressed by the Compensation Committee of Bancorp. The full Board hears reports from each of these committees at the Board meeting immediately following the committee meeting.  Liquidity and interest rate risk are addressed by the Asset/Liability Committee comprised of Bank management and reports are made monthly to the Board. The Bank’s Internal Auditor has a direct reporting line to the Audit Committee of the Board. The Chief Risk Officer, Information Security Officer and Compliance Officer make regular reports to the Audit Committee of the Board.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

During 2011, the Board of Directors of S.Y. Bancorp held thirteen regularly scheduled meetings and one special meeting.  All directors of S.Y. Bancorp are also directors of the Bank.  During 2011, the Bank’s Board of Directors held thirteen regularly scheduled meetings.

All directors attended at least 75% of the number of meetings of the Board and committees of the Board on which they served.  All directors are encouraged to attend annual meetings of shareholders, and all attended the 2011 Annual Meeting with the exception of Mr. Simon.

S.Y. Bancorp has an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee of the Board of Directors.  The Bank has a Loan Committee and a Trust Committee of the Board of Directors.

Audit Committee

The Board of Directors of S.Y. Bancorp, Inc. maintains an Audit Committee comprised of directors who are not officers of S.Y. Bancorp.  For 2011, the Audit Committee was comprised of Messrs. Carrico, Herde (Chairman), Lechleiter, and Madison.  Each of these individuals meets the NASDAQ independence requirements for membership on an audit committee.  The Board of Directors has adopted a written charter for the Audit Committee, and this charter is available on S.Y. Bancorp’s website: www.syb.com.

The Audit Committee oversees S.Y. Bancorp’s financial reporting process on behalf of the Board of Directors.  Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Committee, among other things, considers the appointment of the independent auditors for S.Y. Bancorp, reviews with the auditors the plan and scope of the audit and audit fees, monitors the adequacy of reporting and internal controls, meets regularly with internal and independent auditors, reviews the independence of the independent auditors, reviews S.Y. Bancorp’s financial results as reported in Securities and Exchange Commission filings, and approves all audit and permitted non-audit services performed by its independent auditors.  The Committee reviews and evaluates identified related party transactions and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.  The Audit Committee meets with our management at least quarterly to consider the adequacy of our internal controls and the objectivity of our financial reporting. This Committee also meets with the independent auditors and with our internal auditors regarding these matters. Both the independent auditors and the internal auditors regularly meet privately with this Committee and have unrestricted access to this Committee.  The Audit Committee held four meetings during 2011.

The Board of Directors has determined that Mr. Herde and Mr. Lechleiter are audit committee financial experts for S.Y. Bancorp and are independent as described in the paragraph above.  See “REPORT OF THE AUDIT COMMITTEE” for more information.

Nominating and Corporate Governance Committee

The Board of Directors of S.Y. Bancorp, Inc. maintains a Nominating and Corporate Governance Committee.  Members of this committee are Messrs. Edinger (Chairman), Northern, and Simon, all of whom are non-employee directors meeting the NASDAQ independence requirements for membership on a nominating and governance committee.  Responsibilities of the committee are set forth in a written charter satisfying the NASDAQ’s corporate governance standards, requirements of federal securities law, and incorporating other best practices.  The Board of Directors adopted the charter for the Nominating and Corporate Governance Committee, and this charter is available on S.Y. Bancorp’s website: www.syb.com.

Among the Committee’s duties are identifying and evaluating candidates for election to the board of directors, including consideration of candidates suggested by shareholders.  To submit a candidate for consideration by the Committee, a shareholder must provide written communication to the Committee. The Committee would apply the same board membership criteria to shareholder-nominated candidates as it would to Committee-nominated candidates. The Committee also assists the Board in determining the composition of Board committees, assessing the Board’s effectiveness and developing and implementing the Company’s corporate governance guidelines. This committee held three meetings during 2011.

Compensation Committee

The Board of Directors of S.Y. Bancorp, Inc. maintains a Compensation Committee. Members of this committee are Messrs. Edinger, Lechleiter (Chairman) and Tasman, all of whom are independent non-employee Directors.  The Board of Directors has adopted a written charter for the Compensation Committee, and this charter is available on S.Y. Bancorp’s website: www.syb.com.  The responsibilities of this committee include oversight of executive and Board compensation and related programs.  The Compensation Committee held five meetings during 2011.  See “EXECUTIVE COMPENSATION AND OTHER INFORMATION - REPORT ON EXECUTIVE COMPENSATION” for more information.

Loan Committee

The members of the Bank’s Loan Committee are Messrs. Brooks, Carrico, Madison and Tasman.  This committee generally meets twice monthly with one meeting each month being telephonic.  The Loan Committee is primarily responsible for oversight of the Bank’s lending function including loan quality matters and approval of large credit facilities.

Trust Committee

The members of the Bank’s Trust Committee are Messrs. Brooks, Herde, Northern and Simon.  This committee held six meetings in 2011.  The Trust Committee oversees the operations of the trust department of the Bank to ensure it operates in accordance with sound fiduciary principles and is in compliance with pertinent laws and regulations.

Shareholder Communications with the Board of Directors

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: S.Y. Bancorp Board of Directors, P.O. Box 32890, Louisville, KY 40232-2890.  Communications directed to the Board of Directors will be received by the Chairman and processed by the Nominating and Corporate Governance Committee when the communications concern matters related to the duties and responsibilities of the Board of Directors.

ITEM 1.  FIXING THE NUMBER OF DIRECTORS

Directors’ Proposal to Fix the Number of Directors

The articles of incorporation and bylaws of S.Y. Bancorp provide that the Board of Directors be composed of nine to twenty members.  Each year the Board of Directors recommends the number for the coming year and presents a resolution to be adopted by the shareholders at the Annual Meeting.  The Board of Directors has recommended that the number of directors constituting the Board be fixed at twelve for the ensuing year, subject to approval by shareholders at the Annual Meeting.  If the individuals nominated are elected, there will be eleven individuals serving on the Board following the 2012 Annual Meeting.  Proxies may not be voted for more than eleven nominees. The Board of Directors may appoint individuals to fill vacancies or elect an additional director to serve until elected by shareholders at the next Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO FIX THE NUMBER OF DIRECTORS AT TWELVE

ITEM 2.  ELECTION OF ELEVEN DIRECTORS

The Board of Directors presently consists of twelve members. Directors serve a one-year term and hold office until the annual meeting following the year of their election and until his or her successor is elected and qualified, subject to his or her death, resignation, retirement, removal or disqualification. Mr. Carrico will not stand for reelection having attained age 70, the age at which members retire from the Board of Directors.

The eleven directors nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election this year to hold office until the 2013 annual meeting and until their respective successors are elected and qualified are:

Name, Age and Year	Principal Occupation;
Individual Became Director (1)	Certain Directorships (2) (3)
David H. Brooks	Retired; Former Chairman and Chief Executive Officer,
Age 69	S.Y. Bancorp, Inc. and Stock Yards Bank & Trust Company
Director since 1985

Charles R. Edinger, III	President, J. Edinger & Son, Inc.
Age 62
Director since 1984

David P. Heintzman	Chairman and Chief Executive Officer,
Age 52	S.Y. Bancorp, Inc. and Stock Yards Bank & Trust Company
Director since 1992

Carl G. Herde	Vice President and Chief Financial Officer,
Age 51	Baptist Healthcare System, Inc.
Director since 2005

James A. Hillebrand	President,
Age 43	S.Y. Bancorp, Inc. and Stock Yards Bank & Trust Company
Director since 2008

Richard A. Lechleiter	Executive Vice President and Chief Financial Officer
Age 53	Kindred Healthcare, Inc.
Director since 2007

Bruce P. Madison	Chief Executive Officer, Plumbers Supply Company, Inc.
Age 61
Director since 1989

Richard Northern	Partner, Wyatt, Tarrant & Combs
Age 63
Director since 2011

Nicholas X. Simon	President and Chief Executive Officer,
Age 53	Publishers Printing Company LLC
Director since 2002

Norman Tasman	President, Tasman Industries, Inc. and Tasman Hide Processing, Inc.
Age 60
Director since 1995

Kathy C. Thompson	Senior Executive Vice President, S.Y. Bancorp, Inc.
Age 50	and Stock Yards Bank & Trust Company, Manager of
Director since 1994	the Bank’s Investment Management and Trust Department

(1)          Ages listed are as of December 31, 2011.

(2)          Each nominee has been engaged in his or her chief occupation for five years or more with the exception of Mr.  Hillebrand who was appointed President of Stock Yards Bank & Trust Company and S.Y. Bancorp, Inc. in August 2008; he formerly held the title of Executive Vice President and Manager of Private Banking for Stock Yards Bank & Trust Company.

(3)          No nominee holds, or at any time in the last five years has held, any directorship in a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such act or any company registered as an investment company under the Investment Company Act of 1940.

Our Board of Directors has determined that Messrs. Brooks, Edinger, Herde, Lechleiter, Madison, Northern, Simon and Tasman satisfy the independence requirements of the NASDAQ Stock Market. As employees of the Bank, Messrs. Heintzman and Hillebrand and Ms. Thompson do not satisfy these requirements.

If elected, we expect that all of the aforementioned nominees will serve as directors and hold office until the 2013 annual meeting of shareholders and until their respective successors have been elected and qualified. Based on the recommendation of the Nominating and Corporate Governance Committee, all of the aforementioned nominees are standing for reelection.

Additional Information Regarding the Background and Qualifications of Director Nominees

The Nominating and Corporate Governance Committee (the Committee) considers the particular experience, qualifications, attributes and expertise of each nominee for election to the Board. Having directors with different points of view, professional experience, education and skills provides broader perspectives and more diverse considerations valuable to the directors as they fulfill their leadership roles. Potential Board candidates are evaluated based upon various criteria, including:

•                  direct industry knowledge, broad-based business experience, or professional skills that indicate the candidate will make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing Bancorp;

•                  behavior and reputation that indicate he or she is committed to the highest ethical standards and the values of Bancorp;

•                  special skills, expertise, and background that add to and complement the range of skills, expertise, and background of the existing Directors;

•                  the ability to contribute to broad Board responsibilities, including succession planning, management development, and strategic planning; and

•                  confidence that the candidate will effectively, consistently, and appropriately take into account and balance the legitimate interests and concerns of all our shareholders in reaching decisions.

Directors must have time available to devote to Board activities and to enhance their knowledge of S.Y. Bancorp, Inc. and the banking industry.

Non-management Directors are required to own stock equal in value to $100,000 within five years of joining the Board or the adoption of this ownership requirement. The Nominating and Corporate Governance Committee may exercise its discretion in enforcing the guidelines when the accumulation of common stock is affected by the price of Bancorp stock or changes in Director compensation.  Management Directors also have ownership targets as set forth elsewhere in this proxy statement. All directors’ ownership positions exceed the requirement, and some of the more long-serving directors are among the Company’s largest shareholders.

The Nominating and Corporate Governance Committee of the Board of Directors has presented a slate of eleven nominees for election as directors at the 2012 Annual Meeting. All eleven nominees are standing for re-election. Below is a summary of the Committee’s consideration and evaluation of each Director nominee.

Mr. Brooks joined Stock Yards Bank in 1971 and retired in 2004. From 1993 until his retirement in 2004, he served as Chairman and Chief Executive Officer of both Bancorp and the Bank. Additionally, he holds an accounting degree and was a certified public accountant. Mr. Brooks brings to the Board an understanding of our Company’s business, history and organization as well as leadership, community banking expertise and management experience. He serves on the Bank’s Loan and Trust Committees.

Mr. Edinger is President of a family owned business, J. Edinger & Son, Inc., which is typical of the Bank’s historical customer base. He brings this perspective to the Board, and he has the skills necessary to serve as Lead Director. Mr. Edinger is a long-serving member with a deep understanding of the role of the Board and of the Company and its operations. He chairs the Nominating and Corporate Governance Committee, and he serves on the Compensation Committee of Bancorp.

Mr. Heintzman holds an accounting degree, and prior to joining the Bank, worked as a certified public accountant for an international accounting firm. He joined the Bank in 1985 and has served as Chief Financial Officer, Executive Vice President and President. In January 2005 he assumed the position of Chairman and Chief Executive Officer. Mr. Heintzman has been instrumental in the Bank’s growth strategies and profitable execution. His commitment to ethical standards sets the example for the Bank and its employees.

Mr. Herde holds an accounting degree, is a certified public accountant and joined Baptist Healthcare System, Inc., one of the largest not-for-profit health care systems in Kentucky, in 1984 as controller. Since 1993 he has been Vice President of Finance and Chief Financial Officer.  He has extensive experience in financial reporting and corporate finance. Mr. Herde chairs the Audit Committee, is an Audit Committee financial expert and serves on the Bank’s Trust Committee.

Mr. Hillebrand joined Stock Yards Bank in 1996 as director and developer of the private banking group. Prior to joining the Bank, he was with a regional bank and a community bank where he specialized in private banking. He has directed the expansion of the Bank into the Indianapolis and Cincinnati markets and was named President in 2008.

Mr. Lechleiter is a certified public accountant and since 2002 has served as the Executive Vice President and Chief Financial Officer of Kindred Healthcare, Inc., a Fortune 500 healthcare services company based in Louisville. Mr. Lechleiter has also served in senior financial positions at other large publicly held healthcare services companies such as Humana, Inc. and HCA, Inc. over his professional career. His extensive experience in financial reporting, corporate finance, investor relations, mergers and acquisitions and corporate governance is valuable to the Board. Mr. Lechleiter serves on the Audit Committee as a financial expert and also chairs the Compensation Committee.

Mr. Madison is Chief Executive Officer of Plumbers Supply Company, Inc., an 85-year-old family-owned regional supplier and service source in the plumbing, heating and piping industries. Because his company is typical of our customer base, Mr. Madison’s business perspective is important to the Company’s Board of Directors. In addition, he is a long-serving member with a deep understanding of the role of the Board and of the Company and its operations. Mr. Madison serves on the Audit Committee of Bancorp and the Bank’s Loan Committee.

Mr. Northern is a partner in the Louisville office of Wyatt, Tarrant & Combs where he has practiced law since 1980. Earlier in his career Mr. Northern was a White House Fellow, served as Special Assistant to the United States Secretary of the Interior Cecil Andrus and was the Legislative Director for U.S. Representative Romano Mazzoli. Mr. Northern’s legal experience is valuable to the Board. He serves on the Nominating and Corporate Governance Committee of Bancorp and the Bank’s Trust Committee.

Mr. Simon is President and Chief Executive Officer of Publishers Printing Company LLC, a fifth-generation printing company. The company is the largest employer located in a county contiguous to the Bank’s primary market - one designated as a growth area for the Bank. Mr. Simon’s reputation has assisted the Bank in gaining a larger market share in that area.  Mr. Simon brings his business perspective to the Board. He serves on the Nominating and Corporate Governance Committee of Bancorp as well as the Bank’s Trust Committee.

Mr. Tasman is President of Tasman Industries, Inc. and Tasman Hide Processing, a family-owned hide processing businesses, headquartered in Louisville. Mr. Tasman’s extensive global business perspective brings a unique perspective to the Board. He serves on the Compensation Committee of Bancorp and the Loan Committee of the Bank.

Ms. Thompson joined the Bank in 1992 as manager of the Investment Management and Trust Department, at which time the Trust Department had $200 million in assets under management. Under her leadership, the department has grown to $1.8 billion in assets under management and is one of the most profitable independent trust companies in the country. Prior to joining the Company, Ms. Thompson practiced estate planning law and worked in a regional bank’s trust department where she specialized in investment management and estate and personal financial planning.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE NOMINEES

ITEM 3.  RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and has directed that management submit the selection of the independent registered public accounting firm to shareholders for ratification at the Annual Meeting. KPMG LLP has been engaged to audit the consolidated financial statements of S.Y. Bancorp for the past twenty-one years.  Representatives of KPMG LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, we are submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP

ITEM 4:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide an advisory vote on the compensation of the named executive officers disclosed in the REPORT ON EXECUTIVE COMPENSATION section of this proxy statement. In 2011 shareholders voted on an annual frequency of this advisory vote. We have included this proposal among the items to be considered at the Annual Meeting pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934. While this vote is non-binding on our Company and the Board of Directors, it will provide the Compensation Committee with information regarding investor sentiment about our executive compensation philosophy, policies and practices which the Committee will be able to consider when determining future executive compensation arrangements. Following is a summary of some of the key points of our 2011 executive compensation program. See the REPORT ON EXECUTIVE COMPENSATION section of this proxy statement for more information.

The pay-for-performance compensation philosophy of the Compensation Committee supports S.Y. Bancorp’s primary objective of creating value for its shareholders.  The Committee strives to ensure that compensation of S.Y. Bancorp’s executive officers is market-competitive to attract and retain talented individuals to lead S.Y. Bancorp and the Bank to growth and higher profitability while maintaining stability and capital strength.  Our executive compensation program has been designed to align managements’ interests with those of our shareholders. In addition, the program seeks to mitigate risks related to compensation. In designing the 2011 compensation program, the Compensation Committee used key performance measurements to motivate our executive officers to achieve short-term and long-term business goals after reviewing peer and market data and the Company’s business expectations for 2011.

We believe that the information provided regarding executive compensation in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to maximize shareholder return while mitigating risk and aligning managements’ interests with our shareholders. Accordingly, the Board of Directors recommends that shareholders approve the following advisory resolution:

RESOLVED, that the shareholders of S.Y. Bancorp, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the S.Y. Bancorp, Inc. 2012 proxy statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related narratives.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the following table is the beneficial ownership of our Common Stock as of January 31, 2012 for each person or entity known by us to beneficially own more than five percent of the outstanding shares of our Common Stock; all our Directors and executive officers as a group; and Directors, executive officers and employees as a group.  “Executive Officer” means the chairman, president, any vice president in charge of a principal business unit, division or function, or other officer who performs a policy making function or any other person who performs similar policy making functions and is so designated by the Board of Directors.  For a description of the voting and investment power with respect to the shares beneficially owned by the nominees for election as directors of S.Y. Bancorp, see the tables below.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of S.Y. Bancorp Common Stock (1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	810,011	(2)	5.9%

Stock Yards Bank & Trust Company 1040 East Main Street Louisville, KY 40206	673,657	(3)	4.9%

Directors and executive officers of Bancorp and the Bank as a group (16 persons)	1,434,613	(4)	10.1%

Directors, executive officers, and employees of S.Y. Bancorp and the Bank as a group (346 persons)	2,386,564	(4)(5)	16.4%

(1)                                 Shares of S.Y. Bancorp Common Stock subject to stock options and stock appreciation rights that are currently exercisable or may become exercisable within the following 60 days under S.Y. Bancorp’s Stock Incentive Plans are deemed outstanding for purposes of computing the percentage of S.Y. Bancorp Common Stock beneficially owned by the person and group holding such options and stock appreciation rights but are not deemed outstanding for purposes of computing the percentage of S.Y. Bancorp Common Stock beneficially owned by any other person or group.

(2)                                 Based upon Schedule 13G filed with the SEC as of December 31, 2011.

(3)                                 Held by the Bank as agent, trustee, personal representative and in other fiduciary capacities.

(4)                                 Includes 392,415 shares held by directors and executive officers subject to outstanding stock options and stock appreciation rights that are currently exercisable or may become exercisable within the following 60 days and 92,033 shares held in 401(k)/ESOP accounts.

(5)                                 The shares held by the group include 189,515 shares held by non-executive officers and employees of the Bank.  In addition, includes 367,554 shares subject to stock options and stock appreciation rights that are currently exercisable or may become exercisable within the following 60 days held by non-executive officers of the Bank and 394,852 shares held by non-executive officers and employees of the Bank in their 401(k)/ESOP accounts, with sole voting power and investment power.  S.Y. Bancorp has not undertaken the expense and effort of compiling the number of shares other officers and employees of the Bank may hold other than directly in their own name.

The following table shows the beneficial ownership of S.Y. Bancorp, Inc.’s common stock as of January 31, 2012 by each nominee for election as directors and each named executive officer.

		Number of	Percent of
		Shares	S.Y.
		Beneficially	Bancorp
		Owned	Common
Name		(1) (2) (3) (4)	Stock

David H. Brooks	(6)	126,682	(5)
Nancy B. Davis		103,232	(5)
Charles R. Edinger III	(7)	185,245	1.3%
David P. Heintzman	(8)	264,403	1.9%
Carl G. Herde		16,126	(5)
James A. Hillebrand	(9)	78,633	(5)
Richard A. Lechleiter	(10)	16,485	(5)
Bruce P. Madison	(11)	49,160	(5)
Richard Northern		13,304	(5)
Phillip S. Poindexter		43,153	(5)
Nicholas X. Simon	(12)	55,643	(5)
Norman Tasman	(13)	209,708	1.5%
Kathy C. Thompson		119,740	(5)

(1)   Includes, where noted, shares in which members of the nominee’s or executive officer’s immediate family have a beneficial interest.  The column does not, however, include the interest of certain of the listed nominees or executive officer in shares held by other non-dependent family members in their own right.  In each case, the principal disclaims beneficial ownership of any such shares, and declares that the listing in this Proxy Statement should not be construed as an admission that the principal is the beneficial owner of any such securities.

(2)   Includes shares subject to outstanding stock options and stock appreciation rights (SARs) that are currently exercisable or may become exercisable within the following 60 days and unvested restricted shares issued under S.Y. Bancorp’s Stock Incentive Plan(s) as follows:

	Number of	Number of
	Stock Options	Unvested Restricted
Name	and SARs	Stock Grants

Brooks	11,535	582
Davis	37,701	2,076
Edinger	1,050	582
Heintzman	141,711	8,329
Herde	1,050	582
Hillebrand	39,548	3,315
Lechleiter	800	582
Madison	1,050	582
Northern	200	582
Poindexter	32,067	2,546
Simon	1,050	582
Tasman	1,050	582
Thompson	64,577	3,118

(3)         Includes shares held in Directors’ Deferred Compensation Plan as follows:

Number of
Name	Shares
Brooks	1,367
Edinger	11,925
Herde	5,898
Hillebrand	243
Lechleiter	4,923
Madison	34,669
Northern	1,524
Simon	7,591
Tasman	26,161

(4)   Includes shares held in the Company’s 401(k)/ESOP as follows:

Name	Number of Shares
Davis	13,966
Heintzman	23,688
Hillebrand	10,084
Poindexter	4,747
Thompson	16,144

(5)   Less than one percent of outstanding S.Y. Bancorp Common Stock.

(6)   Includes 54,983 shares owned by Mr. Brooks’ wife.

(7)   Includes 58,483 shares owned by Mr. Edinger’s wife.

(8)   Includes 3,495 shares owned by Mr. Heintzman’s wife.

(9)   Includes 17,296 shares held jointly by Mr. Hillebrand and his wife, 7,756 shares owned by Mr. Hillebrand’s wife and 391 shares held as custodian for children.

(10) Includes 8,680 shares held jointly by Mr. Lechleiter and his wife and 1,200 shares held as custodian for children.

(11) Includes 8,560 shares held jointly by Mr. Madison and his wife and 1,901 shares owned by Mr. Madison’s wife.

(12) Includes 37,805 shares held by Publishers Printing Company LLC, of which Mr. Simon is President and Chief Executive Officer.

(13) Includes 46,551 shares owned by Mr. Tasman’s mother for which Mr. Tasman shares voting control but from which he derives no economic benefit; 59,359 shares held jointly by Mr. Tasman and his wife; 4,685 shares held as custodian for their son, and 69,825 shares owned by a partnership from which Mr. Tasman derives economic benefit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, our Directors and persons who own more than 10% of a registered class of S.Y. Bancorp’s common stock to file initial reports of ownership and changes in ownership with the SEC and the NASDAQ.  Such executive officers, Directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2011.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The members of the Compensation Committee are Messrs. Edinger, Lechleiter (chair), and Tasman, all of whom are independent non-employee Directors.  The Board of Directors has adopted a written charter for the Compensation Committee.  The functions of this Committee include establishing the compensation amounts and programs for the executive officers and directors.  The Committee held five meetings during 2011, and its actions included finalizing consultant recommendations regarding compensation structure and recommending to the Board for approval all aspects of 2011 executive compensation. In addition the Committee reviewed and approved 2010 short term and long term executive payouts, discussed compensation philosophy, reviewed compliance with the Committee charter, reviewed the company-wide retirement plan program, and reviewed the 2012 Bancorp operating budget and its effect on incentive compensation programs for 2012. The Compensation Committee considered the results of the 2011 shareholder vote regarding executive compensation. The affirming vote provided the Committee with information regarding investor sentiment about the Company’s executive compensation philosophy, policies and practices. The Committee will continue to consider this information when determining future executive compensation arrangements.

The Role of Compensation Consultants

In 2010, the Committee engaged Mercer to evaluate executive and director compensation for 2011.  Mercer was asked to provide a comprehensive executive compensation review, including competitiveness with market and appropriateness of the program given Bancorp’s business strategy and organizational structure.  Also, Mercer provided a comprehensive review of the director compensation program, including competitiveness with market and appropriateness of the program relative to broader market best practices.

Objectives of Compensation Programs

The pay-for-performance compensation philosophy of the Compensation Committee supports Bancorp’s primary objective of creating value for its shareholders.  The Committee strives to ensure the compensation of Bancorp’s executive officers is market-competitive to attract and retain talented individuals to lead Bancorp to growth and higher profitability while maintaining stability and capital strength.  Bancorp competes with many other financial institutions in the markets where it operates — metropolitan Louisville, Indianapolis and Cincinnati — for the most talented individuals available. Competing financial institutions range in size from single-office organizations to established community banks to significantly larger super-regional and money center banks.  All of these businesses are competing for capable management, and accordingly, are willing to attractively compensate individuals to join and/or remain with their respective organization.

Peer Group

The Committee revised its peer group of companies based on Mercer recommendations and began using the following companies for compensation benchmarking purposes for 2011 compensation:

Bank Mutual Corporation	Orrstown Financial Services, Inc.
Bank of Kentucky Financial Corp.	Provident New York Bancorp
Bryn Mawr Bank Corp.	Simmons First National Corporation
Cardinal Financial Corp.	Suffolk Bancorp
City Holding Company	TrustCo Bank Corp NY
Enterprise Bancorp, Inc.	Univest Corporation of Pennsylvania
Merchants Bancshares, Inc.	Washington Trust Bancorp, Inc.
Omniamerican Bancorp, Inc.

In selecting a peer groups the primary criteria used were (1) publicly traded banks with asset size from $1 billion to $4 billion with a target size of $2 billion, (2) employee base between 225 and 1,000 full time equivalent employees, (3) location in a metropolitan area of 200,000 or more people, (4) insider ownership less than 45%, (5) non-interest income greater than $10 million, (6) market cap greater than $90 million, and (7) not a TARP participant.  The committee concluded these factors resulted in the best comparisons to the Company as it is located in large cities, has a trust company of $1.7 billion in assets under management generating significant non-interest income, and management should be viewed with other organizations not subject to TARP-related federal limitations on compensation.

The Committee has historically sought to have management’s base compensation approximate between the 50th and 75th percentiles of its peer group with the Chairman and Chief Executive Officer target at 75 percent of the peer group. The Committee uses peer data most directly to determine the compensation of the Company’s executive officers.

The Committee believes the following compensation strategies for Bancorp’s executive officers, including the Chief Executive Officer, achieve its objectives.  The philosophy of the Compensation Committee reflects a pay-for-performance culture that is competitive with other employers with which the Bancorp competes for executive talent.

The General Design of S.Y. Bancorp’s Compensation Programs

As the business of banking evolves and Bancorp continues to distinguish itself as an exceptional performer, it has become increasingly apparent that Bancorp’s success is highly dependent upon the continuity realized by retaining very capable key officers. It is these individuals who execute the strategic plans of Bancorp. They deliver the Company’s century-old reputation for exceptional, high-quality service and long track record of outstanding financial performance. With the primary reason for customer dissatisfaction being disruption caused by banking officer turnover, management and the Committee have designed compensation programs to respond to the high priority of appropriately compensating officers critical to its customer service mission.

The Committee believes that a structure focusing on base salary, annual short-term cash incentives, and long-term equity incentives is appropriate to achieve its objectives of attracting, motivating and retaining key executives, and paying them based on their performance.  In addition to these elements of compensation, the Committee monitors and periodically modifies post-employment types of compensation (nonqualified or supplemental retirement and severance pay programs) each designed to retain valuable executive talent. Bancorp has no employment contracts with any of its officers.

For 2011, the Chief Executive Officer’s compensation was determined by the Committee.  Having considered each individual’s performance, the Chief Executive Officer recommends levels for base compensation for the other executive officers to the Committee. After discussion of each executive, the Committee either approves or adjusts the recommendations.

Specific Elements of Compensation, and How Performance Impacts Each

The Company’s in-service compensation program consists of three key components:

•                 Base salary

•                  Short-term cash incentives

•                  Long-term equity-based incentives

The elements of post-employment compensation and benefits for executives (in addition to the retirement programs provided to employees generally) include:

•             Contributory nonqualified deferred compensation for all executives

•             Noncontributory nonqualified supplemental pension plan for two executives

•             Change-in-control severance agreements with certain executive officers

Base Salary. Executive officers’ base pay is determined by evaluating the most recent comparative peer data relative to similar roles and responsibilities designated in their positions.  For positions not specifically matched to peers, the officer’s level of responsibility is compared to positions deemed equivalent thereto. The Committee has set the 75th percentile as a benchmark for base salary relative to peers for Mr. Heintzman.  Individual salary increases are reviewed annually using this information as well as consideration of the executive’s individual performance during the preceding year.  For 2011, the Committee established a range between the 50th and 75th percentile for base salary relative to peers. In consideration of this range, the Committee increased the Chief Executive Officer’s salary $24,000 or 4.7%.

Short-term Cash Incentives. The objective of annual cash incentive compensation is to deliver levels of compensation conditioned on the attainment of certain financial, departmental and/or operating results of the company.  The Committee believes these to be primary drivers of stock price performance over time.  Therefore, the Committee established an incentive program based upon the achievement of certain earnings per share goals as well as line of business goals applicable to specific officers’ duties.  For 2011, the determination as to whether cash incentives would be paid to Mr. Heintzman and non-line of business executive vice presidents was based upon the achievement of earnings per share (EPS) targets as set forth below. The formula has increasingly higher payout percentages for corresponding EPS growth that reinforces the Committee’s pay-for-performance philosophy.  EPS targets and corresponding bonus percentages follow:

Bancorp	EPS
EPS	Increase		Bonus as a Percentage of Base Salary
Target	Over 2010		Mr. Heintzman	Mr. Hillebrand	Ms. Davis

$1.75	4.8%		10%	8%	6%
$1.77	6.0%		20%	16%	12%
$1.78	6.6%		30%	24%	18%
$1.79	7.0%		40%	32%	24%
$1.80	8.0%		50%	40%	30%
$1.83	9.6%		60%	48%	36%
$1.86	11.4%		70%	56%	42%
$1.89	13.2%		80%	64%	48%
$1.92	15.0%		90%	72%	54%
$1.94	16.2%	or greater	100%	80%	60%

For 2011, the Company earned $1.71 per diluted share; accordingly Mr. Heintzman, Mr. Hillebrand and Ms. Davis received no bonus.

Two components of Ms. Thompson’s 2011 cash incentive related to gross revenues and net income, as defined, of the Investment Management and Trust Department. The Investment Management and Trust Department contributes approximately 40% of the Bank’s total non-interest income and 20% of Bancorp’s net income, distinguishing the company from its peers.  Growth in departmental profitability therefore directly affects the profitability of the Bank and makes a significant contribution to enhancement of shareholder value.  For that portion of her annual incentive to be earned, departmental gross revenue or income before allocations must increase by a minimum of 4%, and the amount of the incentive increased as these measures increased as follows:

Departmental Gross Revenue
Percentage	Bonus as
Increase over	Percentage
Prior Year	of Base Salary

4%	2.625%
5%	5.250%
6%	7.875%
7%	10.500%
8%	13.125%
10%	15.750%
12%	18.380%
14%	21.000%
16%	23.630%
Over 16%	26.250%

Departmental Income before Allocations
Percentage	Bonus as
Increase over	Percentage
Prior Year	of Base Salary

4%	2.625%
5%	5.250%
6%	7.875%
7%	10.500%
8%	13.125%
10%	15.750%
12%	18.380%
14%	21.000%
16%	23.630%
Over 16%	26.250%

In addition to departmental goals, Ms. Thompson could earn an annual cash incentive based on the overall performance of the Company, as follows:

Bancorp		Bonus as
EPS		Percentage of
Target		Base Salary

$1.75		1.75%
$1.77		3.50%
$1.78		5.25%
$1.79		7.00%
$1.80		8.75%
$1.83		10.50%
$1.86		12.25%
$1.89		14.00%
$1.92		15.75%
$1.94	or greater	17.50%

For 2011, departmental gross revenues increased 4.3% and net income increased 7.4%; accordingly, Ms. Thompson received awards of 2.625% and 10.50% of base salary, respectively, or $42,625, for these components.  Since actual diluted earnings per share was $1.71, there was no award for the EPS component.

The Committee believes its program for Mr. Poindexter’s incentives drives achievement of Bancorp’s annual performance goals to support our strategic business objectives and promote the attainment of specific financial goals while encouraging teamwork and compliance.  Mr. Poindexter’s bonus plan covers a matrix of all areas of his responsibility including:  Commercial Banking, Private Banking, Business Banking, Treasury Management, International, and Correspondent Banking.  The Commercial Banking, Private Banking, and Business Banking areas of all three markets are the source of significant loan and deposit growth.  Net interest income comprises approximately 65% of Bancorp’s total revenues.  Shareholder value is enhanced as growth in these areas directly impacts the profitably of Bancorp.  Mr. Poindexter’s matrix assigns various weights to several categories including:  net loan and deposit growth, growth of loan fees and service charges, customer satisfaction, profitability of the loan portfolio, charge-offs, past dues, and referrals to other areas of Bancorp.  Net loan growth and non-interest bearing deposit growth are given the highest weight.  The program requires the attainment of certain minimum number of points before any incentive is paid.  Additionally, certain deductions are considered in order to promote the quality of growth including deductions for charge-offs, past dues, and minimum customer service standards.  The matrix used to compute this incentive is structured such that achievement of target performance in all categories results in a cash incentive equal to 22.50% of base salary.  Once certain qualifiers are met, achievement under the target results in a prorated cash incentive and performance exceeding targets results in a cash incentive proportionately higher to a maximum of 45% of base salary.  Goals are considered aggressive and relatively difficult to achieve.

	Bonus as a Percentage of Salary
	Threshold	Target	Maximum
Operations points	50	100	200
Operations bonus %	11.25%	22.50%	45.00%

In addition to departmental goals, Mr. Poindexter has a component of his cash incentive based on overall performance of the Company, as follows:

Bancorp		Bonus as
EPS		Percentage of
Target		Base Salary

$1.75		1.75%
$1.77		3.50%
$1.78		5.25%
$1.79		7.00%
$1.80		8.75%
$1.83		10.50%
$1.86		12.25%
$1.89		14.00%
$1.92		15.75%
$1.94	or greater	17.50%

For 2011, Mr. Poindexter did not attain a threshold of 50 points under his departmental plan and Bancorp did not achieve a minimum earnings per share of $1.75; accordingly, he earned no cash incentive for 2011.

Annual Performance Stock Incentives             In 2006, the Committee introduced a long-term performance plan. The plan measured two performance ratios - return on average assets and return on average equity. If the Company’s return on average assets or return on average equity exceeded the 90th percentile of its peers calculated over a three-year period, an award was earned. The Committee recognizes and rewards management for stellar performance and recognizes that the achievement of these objectives enhances shareholder value. Therefore, each objective had a target set at the 90th percentile of the peer group three-year average returns. 2010 performance of the 2010 peer group was used to determine the 2011 grants.  If the Company performed at or above the 90th percentile level, executive incentives were awarded as follows:

Return on average assets - Chief Executive Officer receives 5% of base pay, and President and executive vice presidents receive 2.5% of base pay

Returns on average equity - Chief Executive Officer receives 5% of base pay, and President and executive vice presidents receive 2.5% of base pay

Awards are made annually in the form of restricted stock with a three-year vesting schedule. Awards made in 2011 were based upon 2008 through 2010 performance.  The three-year average return on average assets and return on average equity for the Company was 1.19% and 13.59%, respectively, exceeding the 90th percentile of the peers, .81% and 7.69%, respectively, and therefore the awards were earned by the executives. These awards are included in the Grant of Plan-Based Awards Table under the All Other Stock Awards.  This plan was terminated after the 2011 grants.

Long-Term Incentives         The Committee believes the long-term incentive stock awards to executives best serves the interests of shareholders by providing those persons having responsibility for the management and growth of Bancorp with an opportunity to increase their ownership of Bancorp common stock and to have a stake in the future of the Company.  Additionally these equity awards further the Company’s competitive advantage against significantly larger institutions in attracting and retaining talented individuals critical to the Company’s success.  Equity awards also provide the Company an advantage over smaller community banks where equity compensation often is not available. Stock Appreciation Rights (SARs) give the executive the right to receive S.Y. Bancorp Common Stock equal in value to the difference between the price of the Common Stock’s trading value as of the date of grant and that at the date of exercise and are exercisable for a specified future period.  The vesting period of these SARs is five years and the exercise period is ten years. Therefore, as the common market price increases, executives have an incentive because they can exercise and be issued stock based on the appreciation from the lower grant date price.  The vesting period of the restricted shares is also five years. The number of equity awards granted to each executive is based upon a formula determined by the Committee to be commensurate with responsibilities.

Regarding the granting of SARS in 2011, the following executives received awards with a value determined in the same fashion as the awards are valued for accounting purposes.

Executive	Percentage of Base Salary
Mr. Heintzman	25.0%
Ms. Davis	15.0%
Mr. Hillebrand	20.0%
Ms. Thompson	17.5%
Mr. Poindexter	15.0%

In 2011, the committee amended the 2005 Stock Incentive Plan to allow for the issuance of performance based restricted stock units (RSUs).  The Amendment provided that RSUs may be awarded to employees and directors of the Company and the Company’s affiliates on such terms and conditions as the Committee deems appropriate, including providing for vesting upon the achievement of specified performance goals.  Upon the award of RSUs, the Committee is required to establish a period of time during which the RSUs are subject to forfeiture.  Upon the expiration of such period, and upon satisfaction of any conditions or performance goals applicable to the vesting of the RSUs, the RSU recipient will receive shares of Company common stock equal to the number of RSUs awarded and earned by the recipient.  RSU recipients do not have any rights as shareholders of the Company with respect to the RSUs at any time before the recipients receive shares of Company common stock.  The Committee may, however, grant RSUs that provide the recipient the right to receive an amount equal to the cash distributions the recipient would have been entitled to receive had the recipient held the shares of the Company’s common stock underlying the RSUs on the date of such cash distributions.

The granted RSUs generally require the executive to remain employed until the end of a performance cycle in order to vest and be paid in shares of common stock, with prorated awards still paid to those who leave the Bank mid-cycle due to death, disability or retirement (age 60).  RSUs also vest at the target level (50% of the maximum) if a change in control occurs before a performance cycle ends, and are paid out at that earlier time in that event.  Executives do not receive the benefit of any dividends or other distributions paid on stock related to RSUs, until the stock is actually issued, if vested at the end of the performance cycle.

In 2011, the committee approved the following plan:

Plan period:	Three years, beginning January 1, 2011

Base year:	2010

Performance period:	2011 through 2013

Plan goals:	1. Grow diluted earnings per share at the targeted compounded rate of 10% per year from the base year.

2. Rank at the target percentile or higher compared to peer community banks over the plan period as measured by SNL Financial for all public banks $1-$2.5 billion in assets using Return on Assets (ROA) as the performance measurement ratio. Performance will be measured by averaging the three annual rankings.

Performance ranges:	The plan will provide for threshold, target and maximum performance goals as follows:

	Minimum	Target	Maximum
Diluted EPS annual growth rates	5%	10%	15%
Peer bank performance percentile	>50%	75%	90%

The long-term incentive will be determined as a percentage of the participant’s Year 1 base salary and will be denominated in shares of Company common stock valued on the first trading day of the plan period.  Fractional shares will not be distributable.

	EPS			Bancorp vs. Peers			Totals
	Minimum	Target	Maximum	Minimum	Target	Maximum	Minimum	Target	Maximum
Heintzman	5.0%	12.5%	25.0%	5.0%	12.5%	25.0%	10.0%	25.0%	50.0%
Davis	3.0%	7.5%	15.0%	3.0%	7.5%	15.0%	6.0%	15.0%	30.0%
Hillebrand	4.0%	10.0%	20.0%	4.0%	10.0%	20.0%	8.0%	20.0%	40.0%
Thompson	3.5%	8.8%	17.5%	3.5%	8.8%	17.5%	7.0%	17.6%	35.0%
Poindexter	3.0%	7.5%	15.0%	3.0%	7.5%	15.0%	6.0%	15.0%	30.0%

Bonus payouts:

Shares earned at the end of the plan period will be distributed to plan participants by March 1 of the year following the plan period. All payouts under the plan will be made in shares of Company common stock from the pool determined at the beginning of the plan period.

Post-Employment Compensation and Benefits  To enhance the objective of retaining key executives, the Company previously established Senior Executive Severance Agreements (the “Severance Agreement”) for Mr. Heintzman, Ms. Davis and Ms. Thompson, concluding it to be in the best interests of S.Y. Bancorp, its shareholders and the Bank to take reasonable steps to help assure these key executives of the Bank that they will be treated fairly in the event of a tender offer or takeover bid, or an actual Change in Control.  With these agreements in place, if S.Y. Bancorp should receive takeover or acquisition proposals from third parties, S.Y. Bancorp will be able to call upon the key executives of the Bank for their advice and assessment of whether such proposals are in the best interests of shareholders, free of the influences of their personal employment situations.  These severance agreements have been in place since the mid-1990s and were updated in 2005 to reflect tax law changes.  These agreements were restated and amended in their entirety in early 2010 based on conclusions reached by the Committee during 2009 deliberations about peer group comparables and current trends, and the Committee’s view as to the appropriate arrangement with these and other key executives in the event that a Change in Control is proposed.

The Bank has a nonqualified deferred compensation plan which, until 2006, merely provided executives with the ability to defer a portion of their cash compensation and related taxes, and instead receive such compensation after their employment with the Bank ends or, in certain cases while still employed by the Bank through in-service distributions. Amendments in 2006 provided executives with Bank contributions for the amount of match and ESOP contributions they do not receive under the Bank’s qualified retirement plan because of certain limits under the Internal Revenue Code.

In the 1980’s, the Bank created a plan (called the Senior Officer Security Plan, or SOSP) to enhance the retirement security of key executives by granting them a fixed annual benefit per year after retirement. This fixed amount was originally designed to supplement broader-based retirement programs and bring the executives’ retirement income from combined sources of the tax-qualified employer retirement programs, social security and this plan to a level of approximately 70% of their pre-retirement income.  This plan covers two current executive officers, and there is no intention of adjusting their defined benefit payments or adding additional officers.

Stock Ownership/Retention Guidelines

As noted above, equity compensation is awarded to align executives’ and shareholders’ interest over the longer term; therefore, management and the Committee expect executives to own stock exclusive of unexercised options/SARs. While retention or disposition of shares acquired upon option/SARs exercise is at the discretion of the option/SARs holder, to further the ownership objectives of the option/SARs grants there are Company minimum ownership guidelines based upon salary multiples. The Chief Executive Officer is expected to own stock at a multiple three times his base pay. For all other executives, that multiple is two times base pay.  These guidelines encourage the equity compensation holder not to sell shares acquired upon exercise of options/SARs or vesting of restricted stock other than to pay related taxes at least until the guideline level of ownership is attained. For the officers in the Summary Compensation Table, all have exceeded the applicable guideline level with the exception of Mr. Poindexter.

Conclusion

In summary, the Committee believes the total compensation program for S.Y. Bancorp’s executive officers is competitive with programs offered by similar institutions, and executive compensation is appropriate to further the long-term goals and objectives of S.Y. Bancorp and the Bank.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors of S.Y. Bancorp, Inc.

Richard A. Lechleiter, Chairman	Norman Tasman
Charles R. Edinger, III

The report of the Compensation Committee shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed soliciting material or subject to Regulation 14A of the Exchange Act or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Executive Compensation Tables and Narrative Disclosure

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer.  Throughout this section, we refer to executives named in this table individually, as the “Executive” and collectively as the “Executives”.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($) (1)	($)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6) (7)	($)

David P. Heintzman	2011	535,000	—	190,974	72,485	—	233,688	81,769	1,113,916
Chairman and Chief Executive Officer	2010	511,000	—	93,191	122,962	153,300	89,598	95,170	1,065,221
	2009	491,400	—	92,567	65,928	—	77,251	86,027	813,173

Nancy B. Davis	2011	216,000	—	44,425	17,559	—	—	27,562	305,546
Chief Financial Officer	2010	210,000	—	30,936	30,620	46,200	—	22,373	340,129
	2009	203,900	—	25,040	16,080	—	—	21,282	266,302

James A. Hillebrand	2011	340,000	—	87,199	36,852	—	—	35,400	499,451
President	2010	316,000	—	47,790	48,033	94,800	—	39,748	546,371
	2009	300,000	—	31,904	26,800	—	—	41,470	400,174

Kathy C. Thompson
Senior EVP and manager of Investment	2011	325,000	—	75,312	30,825	42,600	127,887	48,273	649,897
Management and Trust	2010	313,000	—	47,848	48,096	140,900	50,091	46,894	646,829
	2009	300,350	—	34,561	29,480	—	34,210	46,697	445,298

Phillip S. Poindexter	2011	254,000	—	52,236	20,649	—	—	34,012	360,897
EVP and Chief Lending Officer	2010	247,000	—	36,416	36,045	94,600	—	26,455	440,516
	2009	240,000	—	24,841	19,832	—	—	27,629	312,302

(1)                                 Officers deferred the following amounts in 2011, 2010 and 2009.  In addition to salary, the 2010 amounts for all of the named executives included bonus deferrals:

	2011		2010		2009
	Qualified Plan	Nonqualified Plan	Qualified Plan	Nonqualified Plan	Qualified Plan	Nonqualified Plan

Heintzman	$22,000	$32,100	$22,000	$39,858	$22,000	$29,484
Davis	22,000	7,200	22,000	18,750	22,000	7,200
Hillebrand	16,500	—	16,500	5,688	16,500	—
Thompson	16,500	18,380	16,500	22,695	16,500	6,007
Poindexter	16,500	5,080	16,500	9,670	16,500	—

(2)                                 Stock awards include restricted stock granted each year shown in the table. In all three years, the grants included shares based on achievement of performance objectives and as part of the annual stock incentive program. The values of the restricted stock grants measured at the grant date value were $24.28, $21.03, and $22.14 in 2011, 2010 and 2009, respectively. In 2011, stock awards also include restricted stock units (RSU) entitling executives to the issuance of one share of common stock for each vested RSU after the expiration of a three-year performance period. The value of the RSU grants measured at the grant date value was $21.99. The amount of related compensation included in the table above is that associated with the most probable performance outcome at the time of the grant. The table below reflects first the amount of compensation included in the Summary Compensation Table and the maximum amount achievable under these grants. These amounts were determined as described in Compensation Discussion and Analysis in the respective Proxy Statements.  For assumptions used in valuation of stock awards and other information regarding stock-based compensation, refer to Note 15 to the 2011 consolidated financial statements.

	Most Probable on
	Date of Grant	Maximum

Heintzman	$141,297	$235,491
Davis	34,227	57,042
Hillebrand	71,830	119,714
Thompson	60,088	100,142
Poindexter	40,242	67,070

(3)                                 Stock appreciation rights were granted with an exercise price equal to the closing price of the common stock on the applicable grant date, or $23.76, $21.03, and $22.14 in 2011, 2010 and 2009, respectively. The fair value of each SAR was $5.04, $5.31, and $5.36, respectively. These amounts were determined as described in Compensation Discussion and Analysis in the respective Proxy Statements. For assumptions used in valuation of stock appreciation rights and other information regarding stock-based compensation, refer to Note 15 to the 2011 consolidated financial statements.

(4)                                 Non-equity incentive plan compensation is fully vested when paid. These amounts were determined in accordance with the plan performance criteria described in Compensation Discussion and Analysis in the respective Proxy Statements. Amounts include in this column have been reclassified from previous inclusion in the “Bonus” column based on the Company’s current interpretation of disclosure requirements.

(5)                                 Totals include the change in actuarial value of defined benefit as follows:

	Heintzman	Davis	Hillebrand	Thompson	Poindexter

2011	$233,688	—	—	$127,887	—
2010	$89,598	—	—	$50,091	—
2009	$77,251	—	—	$34,210	—

Assumptions used in calculating the change in actuarial value of the defined benefit above include a discount rate of 3.95% for December 31, 2011, 5.20% for December 31, 2010 and 5.60% for December 31, 2009, retirement age of 65, and payments occurring for 15 years, with no pre- or post-retirement mortality.

Earnings on the Executives’ nonqualified deferred compensation balances are not included above. The investment alternatives of the nonqualified plan do not and have not offered above market rates of interest or preferential returns.

(6)                                 All Other Compensation consists of the following:

	Heintzman	Davis	Hillebrand	Thompson	Poindexter
2011
Contribution to 401(k)	14,700	12,960	14,700	14,700	14,700
Contribution to ESOP	4,900	4,320	4,900	4,900	4,900
Contribution to nonqualified plan (1)	50,360	5,772	10,197	21,334	10,573
Other	11,809	4,510	5,603	7,339	3,839

	81,769	27,562	35,400	48,273	34,012
2010
Contribution to 401(k)	14,700	12,600	14,700	14,700	14,700
Contribution to ESOP	4,900	4,200	4,900	4,900	4,900
Board fees	13,000	—	13,000	13,000	—
Contribution to nonqualified plan (1)	46,784	1,163	2,079	8,155	1,598
Other	15,786	4,410	5,069	6,139	5,257

	95,170	22,373	39,748	46,894	26,455
2009
Contribution to 401(k)	14,700	12,234	14,700	14,700	14,400
Contribution to ESOP	4,900	4,078	4,900	4,900	4,800
Board fees	13,000	—	13,000	13,000	—
Contribution to nonqualified plan (1)	41,848	1,560	3,123	9,273	4,430
Other	11,579	3,410	5,747	4,824	3,999

	86,027	21,282	41,470	46,697	27,629

(1) Includes a Bank contribution to make up for the contributions the Executive does not receive under the Bank’s tax-qualified 401(k) and ESOP plan because of plan or Internal Revenue code limits.

(7)                                 Perquisites totaled less than $10,000 for each Executive and are therefore not included in the table.

The following table sets forth information concerning plan-based awards made to the Executives during the last fiscal year.

Grants of Plan-Based Awards Table

								All other	All other		Grant
								stock	option		date fair
								awards:	awards:	Exercise	value of
		Payouts			Estimated future payouts			number of	number of	or base	stock
		under non-equity			under equity			shares of	securities	price of	and
		incentive plan awards (1)			incentive plan awards (2)			of stock	underlying	option	option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or units	options	awards	awards
Name	date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	($)
Heintzman	03/15/11	—	—	—	—	—	—	—	14,382	23.76	72,485
	04/19/11	—	—	—	2,142	5,354	10,709	2,046	—	24.28	49,677
Davis	03/15/11	—	—	—	—	—	—	—	3,484	23.76	17,559
	04/19/11	—	—	—	519	1,297	2,594	420	—	24.28	10,198
Hillebrand	03/15/11	—	—	—	—	—	—	—	7,312	23.76	36,852
	04/19/11	—	—	—	1,089	2,722	5,444	633	—	24.28	15,369
Thompson	03/15/11	—	—	—	—	—	—	—	6,116	23.76	30,825
	04/19/11	—	—	—	911	2,277	4,554	627	—	24.28	15,224
		—	42,600	—	—	—	—	—	—	—	—
Poindexter	03/15/11	—	—	—	—	—	—	—	4,097	23.76	20,649
	04/19/11	—	—	—	610	1,525	3,050	494	—	24.28	11,994

All material terms and conditions of grants are described in Compensation Discussion and Analysis. Grants comprised of:

(1)         Cash incentives

(2)         Restricted stock units

(3)         Restricted stock shares

(4)         Stock appreciation rights

The following table sets forth information concerning equity stock options/SAR held by the Executives as of the end of the last fiscal year.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards				Stock Awards
								Equity
							Equity	incentive plan
							incentive plan	awards:
	Number of	Number of			Number of	Market value	awards:	market or
	securities	securities			shares or	of shares or	number of	payout value
	underlying	underlying			units of	units of	unearned	of unearned
	unexercised	unexercised	Option		stock	stock	shares, units or	shares, units or
	options	options	exercise	Option	that have	that have	other rights that	other rights that
	(#)	(#)	price	expiration	not vested	not vested	have not vested	have not vested
Name	Exercisable	Unexercisable	($)	date	(#)	($)	(#)	($)
Heintzman
	16,590	—	18.6190	12/17/2012	—	—
	15,750	—	20.1714	12/16/2013	—	—
	25,095	—	22.8095	12/14/2014	—	—
	31,500	—	24.0667	1/17/2016	—	—
	22,000	—	26.8300	2/20/2017	—	—
	13,500	—	23.3700	2/19/2018	—	—
	4,920	7,380	22.1400	2/17/2019	1,917	39,356
	3,510	14,040	21.0300	2/16/2020	4,366	89,634
	—	14,382	23.7600	3/15/2021
	—	—	24.2800	4/19/2021	2,046	42,004	10,709	219,856
	132,865	35,802			8,329	170,994	10,709	219,856

Davis
	5,250	—	18.6190	12/17/2012	—	—
	4,725	—	20.1714	12/16/2013	—	—
	6,300	—	22.8095	12/14/2014	—	—
	8,400	—	24.0667	1/17/2016	—	—
	5,000	—	26.8300	2/20/2017	—	—
	3,200	—	23.3700	2/19/2018	—	—
	1,200	1,800	22.1400	2/17/2019	556	11,415
	1,165	4,661	21.0300	2/16/2020	1100	22,583
	—	3484	23.7600	3/15/2021
	—	—	24.2800	4/19/2021	420	8,623	2,594	53,255
	35,240	9,945			2,076	42,620	2,594	53,255
Hillebrand
	3,150	—	18.6190	12/17/2012	—	—
	3,150	—	20.1714	12/16/2013	—	—
	6,300	—	22.8095	12/14/2014	—	—
	9,450	—	24.0667	1/17/2016	—	—
	4,800	1,200	26.8300	2/20/2017	—	—
	2,577	1,718	23.3700	2/19/2018	251	5,153
	2,000	3,000	22.1400	2/17/2019	699	14,350
	1,800	7,200	21.0300	2/16/2020	1,732	35,558
	—	7,312	23.7600	3/15/2021
	—	—	24.2800	4/19/2021	633	12,995	5,444	111,765
	33,227	20,430			3,315	68,057	5,444	111,765
Thompson
	7,140	—	18.6190	12/17/2012	—	—
	9,765	—	20.1714	12/16/2013	—	—
	9,345	—	22.8095	12/14/2014	—	—
	14,700	—	24.0667	1/17/2016	—	—
	9,500	—	26.8300	2/20/2017	—	—
	6,000	—	23.3700	2/19/2018	—	—
	2,200	3,300	22.1400	2/17/2019	756	15,521
	1,802	7,209	21.0300	2/16/2020	1,735	35,620
	—	6,116	23.7600	3/15/2021
	—	—	24.2800	4/19/2021	627	12,872	4,554	93,494
	60,452	16,625			3,118	64,013	4,554	93,494
Poindexter
	7,875	—	22.8095	12/14/2014	—	—
	9,450	—	24.0667	1/17/2016	—	—
	4,800	1,200	26.8300	2/20/2017	—	—
	2,220	1,480	23.3700	2/19/2018	219	4,496
	1,480	2,220	22.1400	2/17/2019	538	11,045
	1,371	5,487	21.0300	2/16/2020	1295	26,586
	—	4,097	23.7600	3/15/2021
	—	—	24.2800	4/19/2021	494	10,142	3,050	62,617
	27,196	14,484			2,546	52,269	3,050	62,617

(1)                                 Unvested options and stock appreciation rights vest 20% each year beginning one year after the grant date and each anniversary thereafter.

(2)                                 Unvested shares vest ratably over three or five years beginning one year from the date of grant and each anniversary thereafter.

(3)                                 Unearned restricted stock units are earned over a three year performance period ending December 31, 2013 based on goals described in the Compensation Discussion and Analysis.

The following table sets forth the stock options exercised by or stock awards vested for the Executives during the last fiscal year:

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

David P. Heintzman	21,000	143,698	3,287	81,643
Nancy B. Davis	6,825	53,866	775	19,258
James A. Hillebrand	2,940	21,315	1,194	29,650
Kathy C. Thompson	8,400	37,464	1,161	28,850
Phillip S. Poindexter	—	—	960	23,827

Noncontributory Nonqualified Pension Plan

The 2005 Restated Senior Officer Security Plan (the “SOSP”) provides benefits, beginning at age 65, of $136,500 per year for 15 years for Mr. Heintzman and $82,000 per year for 15 years for Ms. Thompson, as a means to help them attain reasonable levels of income replacement during retirement, after also considering expected Social Security benefits and the broad-based retirement plan applicable to Bank employees generally.  The total potential benefit vests gradually at 4% per year of service so that it is 100% vested if the Executive works for the Bank for a total of 25 years. As of the end of 2011, Mr. Heintzman was 100% vested, and Ms. Thompson was 76% vested in their respective benefits.  The retirement benefit also becomes fully vested in the event of the Executive’s disability or a change of control of the Bank or the Bancorp while the Executive is employed by the Bank.

If the Executive terminates employment before age 55, benefit payments can begin as early as age 55 (or such later age as the Executive has elected), but the annual payment amount will be lowered accordingly.  If the Executive leaves the Bank after age 55, the benefits do not begin until age 65.

Death benefits are provided in lieu of these retirement payments if the participant dies while in the employ of the Bank before age 65 or after leaving the Bank due to disability.  The death benefits are provided by the Bank endorsing over to the Executive via a split dollar agreement a right to payment of a portion of the death benefits due under several insurance policies purchased by the Bank on the Executives.  As of the end of 2011, the SOSP provided for a $3,331,120 death benefit for Mr. Heintzman and a $1,762,805 death benefit for Ms. Thompson.

If an executive dies after employment termination (other than on account of disability) but before retirement payments begin, the Executive’s selected beneficiary is paid a death benefit equal to the retirement payments to which the Executive would have been entitled, at the same time and in the same amounts those payments would have even paid to the Executive. The following table illustrates these pension benefits:

Pension Benefit Table

Number of
		Years	Present Value of	Payments
		of Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
David P. Heintzman	Senior Officers’ Security Plan	27	977,104	—
Nancy B. Davis	—	—	—	—
James A. Hillebrand	—	—	—	—
Kathy C. Thompson	Senior Officers’ Security Plan	19	434,574	—
Phillip S. Poindexter	—	—	—	—

Contributory Nonqualified Deferred Compensation Plan

The Executive Nonqualified Deferred Compensation Plan (the “NQ Plan”) allows the Executive to defer receipt of and income taxes on up to 10% of base salary and 50% of annual incentive compensation. In addition, based on those deferrals, Executives are credited with the amount of 401(k) match and ESOP contribution that they do not receive under the Bank’s tax-qualifed 401(k) and Employee Stock Ownership Plan (KSOP) applicable to employees generally, because of plan and Internal Revenue Code limits on pay that can be taken into account. This Bank credit to the Executive’s plan accounts is vested in accordance with the same vesting schedule as applies in the KSOP, but all Executive’s in the Summary Compensation Table have sufficient tenure with the Bank to be 100% vested in all contributions to the NQ Plan.

As amounts are credited to the NQ Plan, the value of the plan will increase or decrease based on the actual investment performance of certain investments funds selected by the Company, from which the Executives can designate (and re-designate as often as they wish) how their account balances should be allocated.

The Executives have elected between a lump sum distribution or annual installments over no more than 10 years from the NQ Plan, but that election applies only if they leave the Bank’s employ due to death or after age 55.  If the Executive’s termination of employment occurs other than on account of death and prior to age 55, benefits are automatically paid in a lump sum.

The Executive also may elect (prior to the year in which credits are to be made) to have some or all of their own deferrals paid to them in a lump sum or installments over up to six years, while still employed by the Bank, provided they timely designate the amount and time for that payment, and subject to Internal Revenue Code restrictions on later accelerating the payment or delaying it.  Executives may also apply to receive a distribution in the event of an unforeseeable emergency.

Nonqualified Deferred Compensation Table

			Registrant	Aggregate
			Contributions	Earnings	Aggregate	Aggregate
		Executive Contributions	in Last Fiscal	in Last Fiscal	Withdrawals/	Balance
		in Last Fiscal Year	Year	Year	Distributions	at Last Fiscal Year
Name		($)	($) (2)	($)	($)	End ($)
David P. Heintzman	(1)	41,298	50,360	—	—	561,947
		—	—	—	—	193,232
Nancy B. Davis		18,750	5,772	—	—	209,683
James A. Hillebrand	(1)	5,688	10,197	—	—	28,727
		—	—	—		4,948
Kathy C. Thompson		23,295	21,334	—	—	261,367
Phillip S. Poindexter		9,810	10,573	—	—	34,213

(1)                              For Messrs. Heintzman and Hillebrand, includes first an employee account, then a director fee deferral account.

(2)                              Includes an amount for each officer equal to the 401(k) match and ESOP contribution not received under the Bank’s tax-qualified 401(k) and Employee Stock Ownership Plan because of plan limits, as described above.

Other Potential Post-Employment Payments

Various benefit plans of the Bank have special terms that apply if a change in control occurs:

•                  The SOSP, described above, provides that a change in control of the Bank during the Executive’s employment will trigger the Executive becoming fully vested in the SOSP benefit.

•                  The Nonqualified Deferred Compensation Plan discussed above provides that at a change in control while the Executive is still employed, any Bank credits to this plan that are then unvested will be 100% vested.

•                  The Executives’ ability to exercise stock awards is fully accelerated upon a change in control and any unvested stock-based compensation awards become 100% vested at change in control.

•                  Each of the Executives had Severance Agreements as of the end of 2011 that generally only applied in the event of a change in control. The following summarizes those agreements.

Mr. Heintzman, Ms. Thompson, Mr. Hillebrand and Ms. Davis

The Severance Agreement for each of Mr. Heintzman and Ms. Thompson, Mr. Hillebrand and Ms. Davis are similar to the one for Mr. Poindexter, with a few exceptions.  Their change in control severance payment will equal three times the sum of their highest monthly base salary during the sixth months prior to termination or resignation, plus the highest annual cash bonus paid to them for the current and preceding two fiscal years preceding their termination or resignation.  They also have a right to participate in the Bank’s health plans at their cost for three years following severance, and are subject to an 18 month prohibition on competing with the Bank in any way within a 50 mile radius of any Bank office, in addition to the confidentiality and nonsolicitation covenants that bind other executives.  In addition, rather than capping the amount paid based on Section 280G of the Internal Revenue Code, these agreements allow each executive to be paid the described severance amount, or an amount that is just below the Section 280G threshold, if the net amount they would receive after reduction for any triggered excise tax, would be higher than the full amount after excise taxes are paid by them.

Certain features of the prior Severance Agreements are preserved for Mr. Heintzman, Ms. Davis and Ms. Thompson.  The Bank will pay these executives the described severance if they resign for any reason in connection with a change in control (“good reason” is not required).  In addition, because the prior Severance Agreements required the Bank to also pay a tax gross-up to these executives if their severance exceeded the Section 280G threshold described above and therefore triggered an excise tax, and because the Bank’s calculations indicate that Mr. Heintzman and Ms. Thompson would be due such a tax gross up under the prior Severance Agreements’ terms as of the end of 2008, the Severance Agreements “grandfather” that higher amount for a period of time.  If change in control negotiations begin within three years after the date of the Severance Agreements (and conclude in a change in control occurring), the severance payment for Mr. Heintzman and Ms. Thompson will be the greater of (i) the severance payment and related tax gross up that would have been payable as of December 31, 2008 under the prior Severance Agreements, or (ii) the severance payment described above (three times current base salary and historical bonus).

Mr. Poindexter

The Severance Agreement for Mr. Poindexter provides that, in the event he is terminated without “cause” or resigns for “good reason” (as those terms are defined in the Severance Agreements) during negotiations or within two years following a change in control of the Bank or Bancorp, the Bank will pay him a severance payment equal to two times the sum of his highest monthly base salary during the sixth months prior to his termination or resignation, plus the highest annual cash bonus paid to him for the current and preceding two fiscal years preceding his termination or resignation.  Mr. Poindexter also has a right to participate (at his cost) in the Bank’s health plans for active employees for two years, with Federal Law (COBRA) continuation coverage rights to begin thereafter.

If the amount of any severance payment plus other payments that are triggered by or enhanced due to a change in control would cause the Bank to forfeit a tax deduction for some of the severance payment, the severance payment is reduced to an amount no less than $1.00 below the amount which the Bank can pay without a limitation on its deduction under Section 280G of the Internal Revenue Code and which the Mr. Poindexter can receive without subjecting the executive to an excise tax.  Section 280G, in general, denies a tax deduction for part of the compensation received in connection with a change in control, and imposes an excise tax on the recipient of such a payment, if the total paid exceeds three times an executive’s five-year average W-2 reported income.

The Severance Agreement requires that Mr. Poindexter maintain the confidentiality of all information regarding the business of the Bank and Bancorp and that he not solicit customers or employees of the Bank for a period of 12 months following the receipt of any severance payment.

Payment under each of the Severance Agreements is made only if the Executive fully releases all claims against Bancorp and the Bank.

The following table estimates the amount that would have been payable under the Severance Agreements (as recently revised) if their terms had been triggered as of December 31, 2011 and other amounts that vest or accelerate if there is a change in control.

Officer	Change in Control Severance Agreement (1)	Difference between lump sum value of SOSP if fully vested, as compared with its value at actual percentage now vested (2)	Value realized if unvested options and stock awards were exercised/vested (3)
Heintzman	$2,576,535	—	$390,850
Davis	$786,000	—	$95,875
Hillebrand	$980,596	—	$179,822
Thompson	$1,604,142	$144,736	$157,506
Poindexter	$697,200	—	$114,886

(1)                                 For Mr. Heintzman or Ms. Thompson, this is the grandfathered amount that the Bank had previously calculated would have been due, including excise tax gross-up payment, had they terminated as of December 31, 2008. But for the grandfathering of these amounts in the revised agreements, under the Severance Agreements and using base salary and historical bonuses through the end of 2011, they would have been paid $2,029,061 and $1,397,700 in severance respectively.

(2)                                 This amount is the lump sum present value of 100% of the SOSP benefit, less the present value of the percentage of the benefit already vested, using an interest rate of 3.34% (120% of the IRS-published applicable federal rate as dictated by the SOSP’s terms) and the actual attained ages of the Executive as of the fiscal year end.

(3)                                 This is the total value as of December 31, 2011 of restricted stock or restricted stock units that would become vested as a result of change in control; because the market value of the Bancorp’s stock at December 31, 2011 was less than the strike price on all unvested options and SARs, no value is included for the acceleration of vesting on those awards.

Director Compensation

The following table sets forth information concerning the compensation of our Directors for the last fiscal year:

Director Compensation Table

					Change in Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred Compensation	All Other
	or Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($) (1)	($) (2)	($)	($)	($) (3)	($) (4)	($)
Mr. Brooks	35,000	12,000	—	—	—	91,119	138,119
Mr. Carrico	35,400	12,000	—	—	—	—	47,400
Mr. Edinger	34,500	12,000	—	—	—	—	46,500
Mr. Herde	37,900	12,000	—	—	—	—	49,900
Mr. Lechleiter	30,400	12,000	—	—	—	—	42,400
Mr. Madison	34,900	12,000	—	—	—	—	46,900
Mr. Northern	30,500	12,000					42,500
Mr. Simon	30,100	12,000	—	—	—	—	42,100
Mr. Tasman	34,000	12,000	—	—	—	—	46,000

(1)                                 Of this total, the directors deferred receipt and taxation of the following amounts of 2010 fees:

Mr. Brooks	—
Mr. Carrico	—
Mr. Edinger	34,500
Mr. Herde	18,950
Mr. Lechleiter	30,400
Mr. Madison	34,900
Mr. Northern	30,500
Mr. Simon	17,600
Mr. Tasman	34,000

(2)                                 In January 2011 each non-employee Director received a Restricted Stock Award under the 2005 Stock Incentive Plan. The number of shares granted was equal to $12,000 divided by the fair market value per share on the grant date. Based on the closing price on the grant date of $24.98 each received 480 shares with the exception of Mr. Northern whose grant date corresponded with his joining the Board. Based on the closing price on that grant date of $24.87 he received 482 shares. These shares fully vest one year from the date of grant.

(3)                              Each director has the option of deferring some or all of his/her fees. Investment options include Bancorp stock and various mutual funds. Earnings on the Directors’ nonqualified deferred compensation balances are not included above. The investment alternatives of the nonqualified plan do not and have not offered above market rates of interest or preferential returns.

(4)                              Mr. Brooks, a former executive of the Bank, participated in both the Director and the Executive NQ Plan. During 2011 he received distributions of $7,119 from his account in the Executive NQ Plan.  Mr. Brooks, is also a participant in the SOSP (described in more detail above), and under that plan has an annual defined benefit of $84,000. He received his first annual payment under this plan in 2006, and payment of that same amount will continue for a total of 15 years. This amount is reflected under “All Other Compensation” above.  The actuarially-determined present value of his benefit obligation declined in 2011 because he is receiving annual benefits, so no amount is included for the change in this pension value above.

Messrs. Heintzman and Hillebrand and Ms. Thompson serve as directors for the Company. Prior to 2011 employee directors received compensation for each meeting of the Board of Directors he/she attended. This is included in the Summary Compensation Table.

The Compensation Committee reviewed Board compensation in 2011. Their review of executive compensation benchmark institutions provided information that included the form and substance of how directors are compensated.  For 2011, non-employee directors received an annual retainer of $12,000.  Bancorp’s non-employee directors received $1,000 for each meeting of S.Y. Bancorp’s Board of Directors he attended, if the meeting was not held immediately before or after a meeting of the Board of Directors of the Bank.  S.Y. Bancorp’s directors are also directors of the Bank, and received $1,000 for each Bank board meeting attended.

Non-employee directors of S.Y. Bancorp and the Bank who are members of the various committees of the Board of Directors received $600 during 2010 per meeting of S.Y. Bancorp’s Audit Committee, $500 per meeting of S.Y. Bancorp’s Compensation Committee, and Nominating and Corporate Governance Committee, $500 per meeting attended of the Bank’s Trust Committee, and the Bank’s Loan Committee. In addition, the Chairman of the Audit Committee received an annual retainer of $7,500, the Chairman of the Compensation Committee received an annual retainer of $3,500, and the Chairman of the Nominating and Governance Committee received an annual retainer of $3,500. Annual retainers are prorated if a director serves in a position for a portion of the year.

Directors may defer all or a portion of their fees pursuant to the Director Nonqualified Deferred Compensation Plan (the “Director NQ Plan”), and the amounts so deferred then increase or decrease in value based on how the director elects that the account be allocated as among various investment options selected by the Bank.  The investment options are currently the same options available under the Executive NQ Plan, except that directors may also direct that their fees be invested in Bancorp stock, which is then actually purchased and held in trust at the Bank.  Approximately 80 percent of the total amounts owed directors under this NQ Plan as of the last fiscal year end was invested in Bancorp stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts under a written charter approved and adopted by the Board of Directors.  The Audit Committee reviews S.Y. Bancorp’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Committee discussed with management, the internal auditors and the independent auditors the quality and adequacy of S.Y. Bancorp’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing.  The Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification and evaluation of financial and related audit risks.  The Committee also discussed the results of the internal audit examinations.

In this context, the Audit Committee has met and held discussions with management and the independent auditors.  Management represented to the Audit Committee that S.Y. Bancorp’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the quarterly and year end consolidated financial statements contained in filings with the Securities and Exchange Commission with management and the independent auditors.  The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 114, Communication with Audit Committees as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from S.Y. Bancorp and its management, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board.  The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to S.Y. Bancorp is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in S.Y. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

The Audit Committee of the Board of Directors of S.Y. Bancorp, Inc.

Carl G. Herde, Chairman	James E. Carrico
Richard A. Lechleiter	Bruce P. Madison

The following table presents fees for professional audit services rendered by KPMG LLP for the audits of S.Y. Bancorp’s financial statements for 2011 and 2010 and fees billed for other services rendered by KPMG LLP:

	2011	2010
Audit fees, excluding audit related (1)	$306,500	$281,500
Audit-related fees	—	—
All other fees	—	—
Total fees	$306,500	$281,500

(1)           Audit fees include fees for the consolidated audit and review of Form 10-K as well as fees for the reviews of quarterly financial information filed with the SEC on Form 10-Q and FDICIA reporting. For 2011, audit fees included $20,000 related to the audit of compliance with requirements applicable to U.S Housing and Urban Development assisted programs.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except for both 2011 and 2010, they pre-approved the performance of unspecified audit-related services for which fees may total up to $20,000 annually.  For 2011 and 2010, no fees have been incurred under this approval.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain directors and officers of S.Y. Bancorp and the Bank and their associates, as well as with corporations or organizations with which they are connected as directors, officers, shareholders or partners.  These banking transactions are made on substantially the same terms including interest rates and collateral as those prevailing at the time for comparable transactions with persons not related to the Bank or S.Y. Bancorp.  In the opinion of management of S.Y. Bancorp and the Bank, such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.  Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

At December 31, 2011, loans to directors and officers of S.Y. Bancorp and the Bank and their associates totaled $622,000 equaling 0.03% of the Bancorp’s consolidated stockholders’ equity.

Compensation Committee Interlocks and Insider Participation

During 2011 Messrs. Edinger, Lechleiter and Tasman, all of whom are independent, non-employee directors, served on the Compensation Committee of the Board of Directors.  None have served as an officer of Bancorp nor had any relationship with Bancorp requiring disclosure under the Securities and Exchange Commission’s rules regarding related persons transactions. The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

Review of Related Person Transactions

Bancorp has written procedures for reviewing transactions between Bancorp and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transactions impair the independence of a director or present a conflict of interest on the part of a director or executive officer. Quarterly we require each of our directors and executive officers to complete a questionnaire listing any related person transactions. These are compiled by the internal audit department, and results are reported to the Audit Committee of the Board of Directors. Annually we require each director and executive officer to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. Any related person transactions identified are discussed with the Audit Committee and evaluated to determine whether any likelihood exists that the transaction could impair the director’s independence or present a conflict of interest for that director. Any such conclusion would be considered by the Board of Directors. Should it be determined a director is no longer independent, he/she would be removed from the Audit, Compensation or Nominating and Corporate Governance Committee(s) as applicable. If the transaction were to present a conflict of interest, the Board would determine the appropriate response. Upon receiving notice of any transaction on the part of an executive officer that may present a conflict of interest, the internal auditor will discuss the transaction with the Chief Executive Officer or if the transaction involves the Chief Executive Officer, the Chair of the Audit Committee, to determine whether the transaction presents a conflict of interest. In a case involving a conflict of interest, the Chief Executive Officer, or Chair of the Audit Committee, along with the director of Human Resources will determine the appropriate response.

There were no transactions in 2011 with related persons needing to be disclosed under the SEC’s disclosure requirements.

The Audit Committee established a procedure under which any related person transaction or series of transactions in excess of $25,000, other than banking transactions in the ordinary course of business and in compliance with federal banking regulations, will be reported to and preapproved by the audit committee.

ANNUAL REPORT ON FORM 10-K

A copy of S.Y. Bancorp, Inc.’s 2011 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, without exhibits, will be provided without charge following receipt of a written or oral request directed to:  Nancy B. Davis, Executive Vice President, Treasurer and Chief Financial Officer, S.Y. Bancorp, Inc., P.O. Box 32890, Louisville, Kentucky 40232, (502) 625-9176; or nancy.davis@syb.com.  A copy of the Form 10-K may also be obtained at the company’s website, www.syb.com or the SEC’s website, www.sec.gov.

OTHER MATTERS

The officers and directors of S.Y. Bancorp do not know of any matters to be presented for shareholder approval at the Annual Meeting other than those described in this Proxy Statement. If any other matters should come before the Annual Meeting, the Board of Directors intends that the persons named in the enclosed form of proxy, or their substitutes, will vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

/s/ David P. Heintzman

David P. Heintzman
Chairman and Chief Executive Officer
S.Y. Bancorp, Inc.

Louisville, Kentucky
March 23, 2012

S.Y. BANCORP, INC.

1040 EAST MAIN STREET

LOUISVILLE, KENTUCKY 40206

PROXY FOR HOLDERS OF COMMON STOCK

ANNUAL MEETING OF SHAREHOLDERS - APRIL 25, 2012

This proxy is solicited by the Board of Directors of S.Y. Bancorp, Inc.

The undersigned hereby appoints David P. Heintzman and James A. Hillebrand or either of them, attorneys with power of substitution and revocation to each, to vote any and all shares of Common Stock of S.Y. Bancorp, Inc. (“Bancorp”) held of record by the undersigned, in the name and as the proxy of the undersigned, at the Annual Meeting of Shareholders of Bancorp (the “Annual Meeting”) to be held at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40207 on April 25, 2012 at 10:00 a.m., Eastern Time, or any adjournment thereof, hereby revoking any prior proxies to vote said stock, upon the following proposals more fully described in the Notice of and Proxy Statement for the meeting (receipt of which is hereby acknowledged):

	FOR	AGAINST	ABSTAIN

(1) A proposal to approve the action of the Board of Directors fixing the number of directors at twelve.	☐	☐	☐

(2) ELECTION OF DIRECTORS

Nominees are:  David H. Brooks, Charles R. Edinger, III, David P. Heintzman, Carl G. Herde, James A. Hillebrand, Richard A. Lechleiter, Bruce P. Madison, Richard Northern, Nicholas X. Simon, Norman Tasman, and Kathy C. Thompson.

Mark one box only.

☐            FOR ALL nominees listed above

☐            FOR ALL nominees listed above EXCEPT the following:

☐            WITHHOLD authority to vote for ALL nominees listed above

	FOR	AGAINST	ABSTAIN

(3) The ratification of KPMG LLP as the independent registered public accounting firm for S.Y. Bancorp, Inc. for the year ending December 31, 2012.	☐	☐	☐

	FOR	AGAINST	ABSTAIN

(4) The advisory approval of the compensation of Bancorp’s named executive officers.	☐	☐	☐

The Board of Directors recommends a vote FOR the proposal fixing the number of directors at twelve, FOR ALL nominees for director listed above, FOR the ratification of KPMG LLP, and FOR the approval of executive compensation.

This proxy, properly signed and dated, will be voted as directed, but if no instructions are specified, this proxy will be voted for the     proposal to fix the number of directors at twelve, for all nominees for director, for the ratification of KPMG LLP, and for the approval of executive compensation.  If any other business is properly presented at such meeting, this proxy will be voted by those named in this proxy in their best judgment.  At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Date	, 2012

(Signatures)

Should the above signed be present and elect to vote at the Annual Meeting of Shareholders or at any adjournment thereof and after written notification to the Secretary of the Corporation at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

Please sign exactly as your name appears on this proxy card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, only one signature is required but each holder should sign, if possible.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 25, 2012:    The notice and proxy statement and annual report are available at http://irinfo.com/sybt/sybt.html.